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                                                                     EXHIBIT 3.1




                        PLANET POLYMER TECHNOLOGIES, INC.
                              AMENDED AND RESTATED
                 CERTIFICATE OF DETERMINATION OF PREFERENCES OF
                      SERIES A CONVERTIBLE PREFERRED STOCK

        The undersigned, Robert J. Petcavich and Rebecca A. Petcavich, hereby certify that:

        A. They are the duly elected and acting President and Secretary, respectively of PLANET POLYMER TECHNOLOGIES, INC., a California corporation (the "Company").

        B. Pursuant to Section 401(b) of the California Corporations Code, the Board of Directors of the Company (the "Board of Directors") has duly adopted the following recitals and resolutions:

        WHEREAS, the Articles of Incorporation of the Company authorize a class of shares of stock known as "Preferred Stock" comprising 5,000,000 shares, issuable from time to time in one or more series;

        WHEREAS, the Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issuance of shares of that series;

        WHEREAS, the Board of Directors has previously (i) designated seven hundred fifty thousand (750,000) shares of Preferred Stock as Series A Convertible Preferred Stock, (ii) determined the rights preferences, privileges and restrictions of and other matters relating to such Series A Convertible Preferred Stock, and (iii) filed with the Secretary of State of the State of California a Certificate of Determination with respect to such Series A Convertible Preferred Stock;

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        WHEREAS, no shares of Series A Convertible Preferred Stock have been issued; and

        WHEREAS, the Board of Directors desires to alter and amend the rights, preferences, privileges, and restrictions of the Series A Convertible Preferred Stock and file with the Secretary of State of the State of California an Amended and Restated Certificate of Determination with respect to the Series A Convertible Preferred Stock.

        NOW, THEREFORE, BE IT RESOLVED, that the rights, preferences, privileges, restrictions, and other matters relating to said Series A Convertible Preferred Stock previously fixed and determined by the Board of Directors be, and they hereby are, amended and restated in their entirety to read as follows:

        1. Designation of Series A Convertible Preferred Stock. Seven Hundred Fifty Thousand (750,000) shares of Preferred Stock are designated Series A Convertible Preferred Stock (the "Series A Preferred Stock") with the rights, preferences, privileges and restrictions specified herein.

        2. Voting Rights.

        (a) Each holder of shares of the Series A Preferred Stock shall have such number of votes on all matters submitted to the shareholders that shall be equal to the number of shares of the Corporation's common stock, without par value (the "Common Stock"), into which such holder's shares of the Series A Preferred Stock shall then be convertible (determined without regard to the time limitations contained in Section 5(h) hereof) as hereinafter provided. Except as provided herein or as otherwise required by agreement or law, all shares of capital stock of the Corporation shall vote as a single class on all matters submitted to the shareholders.

        (b) Without the affirmative vote or consent of the holders of a majority of the shares of the Series A Preferred Stock, voting as a separate class, the Corporation shall not create any class of equity security having liquidation rights senior to, or pari passu with, the Series A Preferred Stock.

        3. Dividends. On each Dividend Payment Date (as hereinafter defined), the Corporation shall distribute, as a dividend to the holders of each outstanding share of the Series A Preferred Stock, a number of shares of Common Stock (or, if the Corporation shall be unable, for any reason, to distribute shares of Common Stock, the Corporation shall distribute an amount of cash) equal to (a) one and one-half percent (1.5%) multiplied by the liquidation preference (as determined pursuant to Section 4 hereof) of such share of Series A Preferred Stock, divided by (b) the Market Price (as defined in Section 5(i) hereof) on such Date.



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For purposes hereof, a "Dividend Payment Date" shall mean each December 15,
March 15, June 15 and September 15 beginning December 15, 1997. No fractional shares of Common Stock shall be distributed pursuant to this Section 3. The Corporation shall make a cash payment in lieu of any such fractional shares at the Market Price. Unless permitted by the applicable rules and regulations of The Nasdaq SmallCap Market (or the principal securities exchange on which the Common Stock shall be listed or traded if changed from The Nasdaq SmallCap Market), the Company shall pay any dividends required hereunder in cash, rather than in shares of Common Stock, if the payment of such dividends in shares of Common Stock, at the Dividend Payment Date, would cause the aggregate number of shares of Common Stock (i) issued or issuable upon conversion of the Preferred Shares, (ii) issued as dividends on the Preferred Shares, (iii) issued as Default Shares under Section 4(g) of the Purchase Agreement (as defined in
Section 5(d)(v)(D) hereof), (iv) issued or issuable upon exercise of the Warrants (as defined in Section 5(d)(v)(D) hereof) and (v) issued or issuable upon exercise of up to 100,000 of the warrants described in Section 5(d)(v)(E) hereof, to exceed the number of shares of Common Stock that the Company can issue pursuant to Nasdaq Marketplace Rule 4310(c)(25)(H) (as amended as set forth in SEC Release No. 34-38469).

        4. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, whether such assets shall be stated capital or surplus of any nature, an amount equal to all dividends accrued and unpaid thereon (whether or not declared) as of the date of final distribution to such holders, and a sum equal to two dollars ($2.00) per share (appropriately adjusted to reflect any stock splits, stock dividends (other than stock dividends paid in shares of Common Stock), reorganizations or consolidations hereafter effected involving the Series A Preferred Stock) (such sum, together with such dividends, collectively, the "Series A Preference Amount"), before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock. Neither a consolidation or merger of the Corporation with another corporation or entity nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation for purposes of this
Section 4. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Series A Preference Amount, then such holders shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable on the shares held by them if the Series A




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Preference Amount shall have been paid in full. After payment has been made to holders of the Series A Preferred Stock of the full Series A Preference Amount, any remaining assets or surplus funds of the Corporation shall be distributed pro rata to holders of Common Stock.

        5. Conversion.

        (a) Subject to Section 5(h) and Section 5(k), all or any portion of the shares of the Series A Preferred Stock shall be convertible, at the option of a holder thereof, into shares of Common Stock as set forth herein, at the office of the Corporation (or at such other office or offices, if any, as may be designated by the Board of Directors). Upon any such conversion, each share of the Series A Preferred Stock shall be converted into a number of fully paid and non-assessable shares (calculated as to each conversion to the nearest 1/100th of a share) of Common Stock determined by dividing (x) the Series A Preference Amount by (y) the Conversion Price (as defined in Section 5(b) hereof) in effect on the date on which the Corporation shall receive the shares of Series A Preferred Stock to be surrendered for conversion. Upon such conversion, each holder of shares of the Series A Preferred Stock shall receive all dividends accrued and unpaid thereon (whether or not declared) as of the effective date of such conversion. In order to convert shares of the Series A Preferred Stock, the holder thereof shall give written notice to the Corporation, at the office of the Corporation specified above, as to the number of shares to be converted and shall surrender at such office the certificate or certificates therefor, duly endorsed to the Corporation or in blank. Shares of the Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date of the surrender of such shares for conversion as herein provided, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Within two (2) business days after delivery of a conversion notice, the Corporation shall issue and deliver or cause to be issued and delivered to the holder a certificate or certificates for the number of shares of Common Stock of the Corporation issuable upon such conversion together with cash in lieu of any fraction of a share. In the event that a holder shall elect to convert only a portion of the shares of Series A Preferred Stock represented by a certificate, the Corporation shall deliver, along with any shares of Common Stock, a new stock certificate representing the balance of the shares of Series A Preferred Stock represented by the surrendered certificate which shall not have been converted.

        (b) For purposes of this Section 5, the "Conversion Price" shall initially be $2.00. The Conversion Price shall be adjusted in the manner set forth in Section 5(d) hereof for events described therein.



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        (c) In the event that (i)(A) the Corporation shall fail for any reason to deliver shares of Common Stock to a holder (other than for reasons within the control of such holder) upon conversion of the Series A Preferred Stock within the time period specified in this Section 5, or (B) the Corporation shall fail to remove any restrictive legend on any certificates evidencing such Common Stock as and when required under Section 5(i) of the Purchase Agreement, and
(ii) thereafter, such holder shall purchase (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of (A) the shares of Common Stock which such holder anticipated receiving upon such conversion, or (B) such unlegended shares of Common Stock, as the case may be (in each case, the "Sold Shares"), then the Corporation shall pay to such holder (in addition to any other remedies available to the holder) the amount by which (x) such holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased shall exceed
(y) the net proceeds received by such holder from the sale of the Sold Shares. The Corporation shall make any payments required pursuant to this Section 5(c) within five (5) days after receipt of written notice from a holder setting forth the calculation of the amount due hereunder.

        (d) The Conversion Price shall be subject to adjustment from time to time after the first date of issuance of shares of the Series A Preferred Stock (the "Issue Date") as follows:

               (i) In case, at any time or from time to time, the Corporation shall issue or sell any shares of Common Stock (except as provided in Section 5(d)(v) hereof) for a consideration per share less than the greater of (A) the Conversion Price in effect immediately prior to the issue or sale and (B) eighty-five percent (85%) of the Market Price on the date of such issue or sale, then the Conversion Price in effect immediately prior to such issue or sale, shall be reduced to such lesser price (calculated to the nearest cent) as shall be determined by multiplying the Conversion Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to the issuance or sale of such additional shares and (ii) the number of shares of Common Stock which the aggregate consideration received for the issuance or sale of such additional shares would purchase at the greater of the Conversion Price then in effect or, if such shares of Common Stock shall have been issued for a consideration per share less than eighty-five percent (85%) of the Market Price on the date of issue or sale, the current Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after the issuance or sale of such additional shares. For the purposes of this Section 5(d), all shares of Common Stock issuable upon



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        exercise of outstanding options and warrants, and all shares of Common
        Stock issuable upon conversion of the Series A Preferred Stock, shall be deemed to be outstanding.

            (ii) For the purposes of Section 5(d)(i) above, the following paragraphs (A) to (F), inclusive, shall be applicable:

                      (A) If at any time the Corporation shall issue or sell any rights to subscribe for, or any rights or options to purchase, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being hereinafter called "Convertible Securities"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities shall be immediately exercisable, and the price per share for which Common Stock shall be issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities (determined by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (2) the total number of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the greater of (x) the Conversion Price in effect immediately prior to the time of the issue or sale of such rights or options and (y) eighty-five percent (85%) of the Market Price at the time of such issue or sale, then the total number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share, and except as provided in
               Section 5(d)(iv), no further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities, upon the exercise of such rights or options or upon the actual issue of such Common Stock



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               upon conversion or exchange of such Convertible Securities.

                      (B) If at any time the Corporation shall issue or sell any
               Convertible Securities, whether or not the rights to exchange or convert thereunder shall be immediately exercisable, and the price per share for which Common Stock shall be issuable upon such conversion or exchange (determined by dividing (1) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (2) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the greater of (x) the Conversion Price in effect immediately prior to the time of such issue or sale and (y) eighty-five percent (85%) of the Market Price at the time of such issue or sale, then the total number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date of the issue or sale of such Convertible Securities) be deemed to be outstanding and to have been issued for such price per share, and, except as provided in Section 5(d)(iv) no further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities. In addition, if any issue or sale of such Convertible Securities shall be made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price shall have been or shall be made pursuant to other provisions of this
               Section 5(d)(ii), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                      (C) If at any time the Corporation shall declare and pay a dividend or make any other distribution upon the Common Stock payable in Common Stock or Convertible Securities, any such Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                      (D) If at any time any shares of Common Stock or
               Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction


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               therefrom of any expenses incurred or any underwriting
               commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined by the Board of Directors, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued in connection with any merger of another corporation into the Corporation, the amount of consideration therefor shall be deemed to be the fair value of the net assets of such merged corporation as determined by the Board of Directors after deducting therefrom all cash and other consideration (if any) paid by the Corporation in connection with such merger.

                      (E) If at any time the Corporation shall take a record of
               the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities or (2) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                      (F) The number of shares of Common Stock outstanding at
               any given time shall not include shares owned or held by or for the account of the Corporation, provided that such shares are neither issued, sold or otherwise distributed by the Corporation.

           (iii) In case at any time the Corporation shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced. In case at any time the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this Section 5(d)(iii) shall become effective



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        at the close of business on the date the subdivision or combination shall become effective.

            (iv) If the purchase or exercise price provided for in any right or option referred to in Section 5(d)(ii)(A), or the rate at which any Convertible Securities referred to in Section 5(d)(ii)(A) or (B) shall be convertible into or exchangeable for Common Stock, shall change or a different purchase or exercise price or rate shall become effective at any time or from time to time, including any change resulting from termination of such right, option or security, then, upon such change becoming effective, the Conversion Price then in effect hereunder shall forthwith be increased or decreased to such Conversion Price as would have obtained had the adjustments made upon the granting or issuance of such rights or options or Convertible Securities been made upon the basis of (A) the issuance of the number of shares of Common Stock theretofore actually delivered upon the exercise of such options or rights or upon the conversion or exchange of such Convertible Securities and the total consideration received therefor and (B) the granting or issuance at the time of such change of any such options, rights or Convertible Securities then still outstanding for the consideration, if any, received by the Corporation therefor and to be received on the basis of such changed price.

               (v) The Corporation shall not be required to make any adjustment to the Conversion Price in the case of:

                      (A) the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock;

                      (B) the granting, after the Issue Date, by the Corporation of stock options under the Corporation's 1995 Stock Option Plan, so long as the shares of Common Stock underlying such options are covered by the 500,000 shares currently reserved for issuance under such Plan as of the date hereof;

                      (C) the issuance of shares of Common Stock, pursuant to
               the exercise of the options referred to in Section 5(d)(v)(B) above or the exercise of any other options or warrants outstanding as of the Issue Date;

                      (D) the issuance of shares of Common Stock upon the
               exercise of any of the warrants (the "Warrants") sold pursuant to the Purchase Agreement, dated as of September 19, 1997 (the "Purchase Agreement"), between the Corporation and the Investor named therein; or

                      (E) the issuance of warrants to purchase up to 100,000
               shares of Common Stock to LBC Capital Resources,



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                Inc. ("LBC") as a portion of its finder's fee pursuant to that certain letter agreement, dated May 9, 1997, between LBC and the Company, and the issuance of shares of Common Stock upon the exercise thereof.


               (e) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. The Corporation shall make a cash payment in lieu of any such fractional shares at the Market Price.

               (f) The Corporation shall at all times reserve and keep available out of the authorized Common Stock the total number of shares of Common Stock issuable upon the conversion of all outstanding shares of the Series A Preferred Stock and issuable as dividends pursuant to Section 3.

               (g) The Corporation shall give written notice to each record holder of the Series A Preferred Stock of any event or transaction that shall result in an adjustment to the Conversion Price, within five (5) business days thereof, at such holder's address appearing on the books of the Corporation, including a computation of such adjustment and such information as shall be necessary to confirm the computation of such adjustment. In addition, if (i) the Company shall pay any dividend or make any distribution upon the Common Stock,
(ii) the Company shall offer to the holders of the Common Stock for subscription or purchase by them any share of any class or any other rights or (iii) any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation, merger or other business combination of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least 20 days prior to the date specified in
(x) or (y) below, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record date shall be established for the purpose of such dividend, distribution or rights or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up shall take place and the date, if any to be fixed, as of which the holders of Common Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

               (h) The Series A Preferred Stock may not be converted into shares of Common Stock at any time prior to the ninetieth (90th) day following the Issue Date.

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               (i) For purposes hereof, the "Market Price" on any date shall mean the closing bid price of the Common Stock on The Nasdaq SmallCap Market, The Nasdaq National Market or the principal national securities exchange upon which the Common Stock may be listed, or, if the Common Stock shall not then be quoted on The Nasdaq SmallCap Market or the Nasdaq National Market or listed on a national securities exchange, but shall be otherwise traded in the over-the-counter market, on such over-the-counter market, in each case averaged over a period of 5 consecutive trading days prior to the date of determination of such "Market Price." If at any time the Common Stock shall not be quoted on The Nasdaq SmallCap Market or The Nasdaq National Market, listed on a national securities exchange, or otherwise traded in the over-the-counter market, the "Market Price" of a share of Common Stock shall be deemed to be the higher of
(x) the book value thereof (as determined by any firm of independent public accountants of nationally recognized standing selected by the Board of Directors) as of the last day of any month ending within 60 days preceding the date of determination and (y) the fair value thereof (as determined in good faith by the Board of Directors) as of a date which shall be within 15 days of the date of determination.

               (j) The Series A Preferred Stock shall be automatically converted into shares of Common Stock if, at any time after the six month anniversary of the Issue Date: (i) the Market Price (determined, for purposes of this Section 5(j), without regard to the provision in Section 5(i) hereof requiring such Market Price to be averaged over a five consecutive business day period) shall have been at least $6.00 (which amount shall be adjusted in the manner set forth in Section 5(d)(iii) hereof) on each of ten consecutive business days, (ii) the registration statement required to be filed under Section 5(b) of the Purchase Agreement shall be effective during such 10-day period and permit the sale of all shares of Common Stock into which shares of Series A Preferred Stock may then be converted and (iii) the Common Stock shall be listed and trading on The Nasdaq SmallCap Market, The Nasdaq National Market or a national securities exchange during such 10-day period. Any outstanding shares of the Series A Preferred Stock shall automatically be converted into shares of Common Stock immediately prior to the close of business on the business day immediately following such 10-day period, provided, that, as of such date, the conditions set forth in clauses (ii) and (iii) above shall continue to be satisfied. Any such conversion shall be effected in accordance with the conversion formulas set forth in Section 5(a) hereof, and such conversion shall be subject to all of the terms and conditions of this Section 5 (other than the requirements that the holders of shares of the Series A Preferred Stock give written notice of such conversion to the Corporation or deliver their shares of the Series A Preferred Stock to the Corporation prior to such conversion; provided, however, that before the Corporation shall be obligated to issue certificates for shares of Common Stock upon the conversion of the Series A Preferred Stock as set forth in

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this Section 5(j), each holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock). The Corporation shall give written notice to each record holder of the Series A Preferred Stock of any conversion pursuant to this Section 5(j), within two (2) business days thereof, at such holder's address appearing on the books of the Corporation.

               (k) Unless permitted by the applicable rules and regulations of The Nasdaq SmallCap Market (or the principal securities exchange on which the Common Stock shall be listed or traded if changed from The Nasdaq SmallCap Market), the aggregate number of shares of Common Stock (i) issued or issuable upon conversion of the Preferred Shares, (ii) issued as dividends under Section 3 hereof, (iii) issued as Default Shares under Section 4(g) of the Purchase Agreement, (iv) issued or issuable upon exercise of the Warrants (as defined in Section 5(d)(v)(D) hereof) and (v) issued or issuable upon exercise of up to 100,000 of the warrants described in Section 5(d)(v)(E) hereof shall not exceed the number of shares of Common Stock that the Company can issue pursuant to Nasdaq Marketplace Rule 4310(c)(25)(H) (as amended as set forth in SEC Release No. 34-38469).

               6. Redemption.

               (a) At any time after one year following the Issue Date, the Corporation, upon written notice given to each holder of shares of the Series A Preferred Stock, may elect to redeem all of the outstanding shares of the Series A Preferred Stock at a price per share equal to the Series A Preference Amount if, and only if: (i) the Market Price (determined, for purposes of this Section 6, without regard to the provision in Section 5(i) hereof requiring such Market Price to be averaged over a five consecutive business day period) shall have been at least $5.00 (which amount shall be adjusted in the manner set forth in Section 5(d)(iii) hereof) on each of the ten business days immediately preceding such notice, (ii) the registration statement required to be filed under Section 5(b) of the Purchase Agreement shall be effective and permit the sale of all shares of Common Stock into which shares of Series A Preferred Stock may then be converted and (iii) the Common Stock shall be listed and trading on The Nasdaq SmallCap Market, The Nasdaq National Market or a national securities exchange. Any such redemption shall be effective on the thirtieth day following the date of such notice; provided, however, that a holder of shares of the Series A Preferred Stock may elect at any time prior to such effective date of redemption to convert all or any portion of its shares of the Series A Preferred Stock into shares of the Common Stock in accordance with Section 5 hereof; and provided, further, that the Corporation's right to redeem shall be suspended during such thirty day period for the number of days that the shares of Common Stock issuable upon any such conversion may not be sold pursuant to an effective registration statement for any reason


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whatsoever or the Common Stock shall not be listed and trading on The Nasdaq
SmallCap Market, The Nasdaq National Market or a national securities exchange. The notice period shall then be extended for a period of time equal to the number of days during the notice period in which a registration statement shall not have permitted the sale of all of such shares or the Common Stock shall not have been so listed and trading. The redemption price shall be payable in full, in cash, on the effective date of any redemption pursuant to this Section 6. Upon any such redemption, each holder of shares of the Series A Preferred Stock shall receive a cash amount equal to all dividends accrued and unpaid thereon (whether or not declared) as of the effective date of such redemption. A redemption notice delivered by the Corporation pursuant to this Section 6 shall be irrevocable.

        RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of the Company are hereby authorized and directed to prepare and file an Amended and Restated Certificate of Determination of Preferences of Series A Convertible Preferred Stock in accordance with the foregoing resolutions and the provisions of California law.

        C. The authorized number of shares of Preferred Stock of the Company is Five Million (5,000,000) shares and the number of shares constituting Series A Convertible Preferred, none of which have been issued, is Seven Hundred Fifty Thousand (750,000).

        IN WITNESS WHEREOF, the undersigned have executed this Certificate as of September , 1997.




                                    ------------------------------------------
                                    Robert J. Petcavich
                                    President




                                    ------------------------------------------
                                    Rebecca A. Petcavich
                                    Secretary

        The undersigned, Robert J. Petcavich and Rebecca A. Petcavich, the President and Secretary, respectively, of Planet Polymer Technologies, Inc., declare under penalty of perjury that the matters set out in the foregoing Certificate are true of their own knowledge.

Executed at San Diego, California on September        , 1997.





                                    ------------------------------------------
                                    Robert J. Petcavich



                                    ------------------------------------------
                                    Rebecca A. Petcavich


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